•	Net loss for the quarter ended March 31 was $1.3 million in 2011, an improvement over the $2.4 million loss recorded during the first quarter of 2010.

•	Tier 1 leverage ratio increased to 12.25% and total capital to risk-weighted assets increased to 15.93% at March 31, 2011, compared to 11.08% and 15.47%, respectively, at year end 2010.

•	Net interest margin improved from 3.18% during the first quarter of 2010 to 3.62% during the same period of 2011.

•	Allowance for loan losses increased as a percentage of total loans to 3.75% at March 31, 2011, compared to 3.52% at year end 2010.

•	Nonaccrual loans were $38.1 million, $34.5 million, and $53.9 million at March 31, 2011, December 31, 2010 and March 31, 2010, respectively.

May 13, 2011

Dear Shareholder,

Today, we filed our quarterly report on Form 10-Q providing a detailed analysis of the first quarter 2011 operating results of the company. While our credit quality results were mixed for the quarter, we believe we are trending in the right direction. This trend is evidenced by some improvement in our operating results and overall financial position. Below, we have included some financial information for the first quarter of 2011. This information illustrates our progress and highlights some of the important challenges that require continuing work. We encourage you to review the full Form 10-Q on our website: www.cibmarine.com:

•	Net loss for the first quarter of 2011 was $1.3 million or $0.07 per share. This is an improvement from the net loss of $2.4 million or $0.13 per share for the first quarter of 2010, and a net loss of $4.2 million or $0.23 per share for the fourth quarter of 2010. The current period’s improvement is primarily due to a reduced loan loss provision.

•	At March 31, 2011, total assets were $579 million compared to $589 million at year end 2010, reflecting lower loan and securities balances, and continued reductions in time deposits.

•	Net interest margin improved to 3.62% in the first quarter of 2011 compared to 3.18% in first quarter of 2010. The increase was primarily due to the lower cost of liabilities, and a change in the composition of interest-bearing liabilities, with an increased percentage being comprised of non-time deposits in 2011. In addition, the improvement in non-accrual loans from the first quarter of 2010 has contributed positively to the results.

•	Provision for loan losses for the first quarter of 2011 was $1.1 million compared to $2.7 million during the same period of 2010, and $3.6 million for the fourth quarter of 2010. Although the reduced need for provisions is favorable, deteriorated real estate markets continue to weigh heavily on our loan portfolio resulting in higher nonperforming assets and elevated levels of net charge-offs and allowances for loan losses. Nonaccrual loans to total loans were 9.35% at March 31, 2011 compared to 8.04% at December 31, 2010; but an improvement from 11.13% at March 31, 2010. Other real estate owned as a percent of assets is down from 0.90% at year end 2010 to 0.78% at the end of the first quarter of 2011 primarily due to additional write-downs in carrying values.

•	Noninterest expense for the first quarter of 2011 was $5.6 million compared to $5.7 million in the first quarter of 2010 and $6.1 million during the fourth quarter of 2010. The reduction from the first quarter 2010 to the first quarter of 2011 was only $0.1 million, however, after excluding the write-downs and losses on assets stemming primarily from OREO, the reduction was $0.7 million reflecting the progress we made in reducing costs in employee compensation and benefits, occupancy and premise expenses and professional services. Additionally, during the first quarter of 2011, we announced our intent to close our Arizona branch during the second quarter of 2011, which should lead to further improvements in operating efficiencies.

Our prior actions to reduce ongoing expenses and improve asset quality have produced better results. We are continuing the hard work necessary to reach our ultimate goal of returning CIB Marine to profitability. Additionally, we are leveraging the improvement in overall economic conditions to improve our balance sheet and gain clients in the marketplace.

We look forward to providing you with a more complete review of our full year 2010 and first quarter 2011 operating results at our upcoming Annual Shareholder meeting at 1:00pm (local time) on Thursday, May 26th, at the Milwaukee Athletic Club.

Sincerely,

Chuck Ponicki
President and Chief Executive Officer

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2010, and in other SEC filings subsequent to December 31, 2010.